EXHIBIT 5.1

May 14, 2008

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 300

100 Matsonford Road

Radnor, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as counsel for Penn Virginia Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of up to 5,462,500 common units (including an option to purchase up to 712,500 additional common units to cover over-allotments) representing limited partner interests of the Partnership (the “Common Units”) pursuant to an underwriting agreement dated May 13, 2008 (the “Underwriting Agreement”), among the Partnership, Penn Virginia Resource GP, LLC (the “General Partner”) Penn Virginia Operating Co., LLC (the “Operating Company”) and Lehman Brothers Inc. and UBS Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”).

The Common Units were offered and sold pursuant to a prospectus supplement, dated May 13, 2008, (the “Prospectus Supplement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on May 14, 2008, to a base prospectus dated June 25, 2003 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-106195), filed with the Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on June 25, 2003 (the “Registration Statement”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of limited partnership or formation (as the case may be) and the limited partnership or limited liability company agreements (as the case may be) of the Partnership, the General Partner, which is the sole general partner of the Partnership, and the Operating Company, (ii) certain resolutions adopted by the Board of Directors of the General Partner relating to the registration of the Common Units and related matters and to the proposed offering, (iii) certain resolutions adopted by the Pricing Committee of the Board of Directors of the General Partner, (iv) the Registration Statement, (v) the Prospectus, and (vi) such other certificates, instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel 212.237.0000 Fax 212.237.0100 www.velaw.com

May 14, 2008 Page 2

As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Partnership.

In connection with this opinion, we have assumed without independent verification that (i) all documents submitted to us as originals are authentic, all documents submitted conform to the originals of those documents and that all documents submitted to us as drafts of documents to be executed will conform to the documents when executed; (ii) signatures on all documents examined by us are genuine; (iii) each natural person signing any document reviewed by us had the legal capacity or competence to do so; (iv) each person or entity signing in a representative capacity any document reviewed by us had authority to sign in such capacity; (v) parties other than the Partnership, the General Partner and the Operating Company that have executed any document had the corporate or other power to enter into, and perform all obligations under, any such document; and (vi) all Common Units will be issued and sold in the manner stated in the Prospectus Supplement, the Prospectus and the Underwriting Agreement.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Common Units, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable, except as such non-assessability may be affected by Sections 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act and as described in the Prospectus Supplement and the Prospectus.

The opinions expressed herein are limited exclusively to the Delaware Revised Uniform Limited Partnership Act and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

VINSON & ELKINS L.L.P.